AMENDMENT

TO

EMPLOYMENT AGREEMENT

THIS AMENDMENT (the "Amendment"), is being made this 10th day of January, 2001, effective as of January 1, 2001, between Chyron Corporation, a New York corporation, having its principal offices at 5 Hub Drive, Melville, New York 11747 (the "Company") and James Paul ("Paul"), an individual residing at 100 Lucinda Drive, Babylon, New York 11702.

W I T N E S S E T H :

WHEREAS, the Company and Paul have entered into an Employment Agreement dated as of October 11, 1997 ("Agreement") pursuant to which Paul was employed by the Company as its Senior Vice President-Human Resources;

WHEREAS, the Company wishes to promote Paul to Executive Vice President and a member of the office of the Chief Executive Officer and Paul wishes to accept such promotion; and

WHEREAS, the Company and Paul wish to amend certain additional terms and conditions of the Agreement.

NOW THEREFORE, in exchange for good and valuable consideration, and intending to be legally bound hereby, the parties hereto agree as follows:

    Except as specifically defined herein, each defined term utilized herein shall have the same meaning ascribed to such term in the Agreement.

    The phrase "Senior Vice President - Human Resources" shall be deleted in each instance and replaced with "Executive Vice President and member of the office of the Chief Executive Officer".

    Section 1 of the Agreement is hereby amended by deleting and replacing "June 30, 2001" with October 30, 2002".

    Section 2(a) of the Agreement is hereby deleted in its entirety and replaced with the following:

    (a) During the Employment Term, Paul shall be employed by the Company as Executive Vice President of the Company and shall be a member of the office of the Chief Executive Officer. Paul shall devote substantially his full working time to his duties as Executive Vice President of the Company. In performance of his duties, Paul shall report directly to and be subject to the direction of the President and Chief Executive Officer of the Company. As Executive Vice President, Paul shall have all the responsibilities, duties and authority as are generally associated with the position of Executive Vice President as determined by the Chief Executive Officer.

    Section 3(a) of the Agreement is hereby amended by deleting and replacing the annual rate of "$150,000" with "$215,000".

    Section 3(b) of the Agreement is hereby amended by deleting and replacing "20%" with "30%".

    Section 3(c) of the Agreement is hereby amended by deleting and replacing "$700.00" with "$850.00".

    Section 4(b) of the Agreement is hereby amended by deleting and replacing "fifteen (15)" with "twenty (20)".

    Section 12 of the Agreement is hereby amended by deleting and replacing "Camhy Karlinsky & Stein LLP, 1740 Broadway, 16th Floor, New York, New York 10019-4315" with "Akin, Gump, Strauss, Hauer & Feld, L.L.P., 590 Madison Avenue, 20th Floor, New York, New York 10022"; and by deleting and replacing "Fein & Jakab, 233 Broadway, Suite 930, New York, New York 10279, Attn. Peter Jakab, Esq." with "Walter Bliss, Esq., c/o 100 Lucinda Drive, Babylon, New York 11702 (or to such other address as Paul shall have furnished in writing in accordance with the provisions of this Section 12)".

    Except with respect to the changes effected by this Amendment, the terms and conditions provided in the Agreement shall remain in full force and effect.

    This Amendment may be effected in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have duly executed this Amendment to the Agreement as of this 10th day of January, 2001.

CHYRON CORPORATION

/s/Roger Henderson
Roger Henderson
President and Chief Executive Officer

/s/James Paul
James Paul